UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/31/2011

Interline Brands, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32380

Delaware	03-0542659
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

701 San Marco Boulevard
Jacksonville, Florida 32207

(Address of principal executive offices, including zip code)

(904) 421-1400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 31, 2011, Interline Brands, Inc. (the "Company") and its Chairman and Chief Executive Officer, Michael J. Grebe, entered into a Third Amendment to Mr. Grebe's Employment Agreement (the "Amendment"). Pursuant to the Amendment, Mr. Grebe has agreed to remove his contractual right to a base salary increase of at least 5% annually. Mr. Grebe has further agreed to modify his severance rights in the event of a Change in Control (as defined in Section 1.4 of his Employment Agreement) by giving up his modified single-trigger vesting provision and replacing it with a double-trigger vesting provision. The effect of this change is that Mr. Grebe is no longer entitled to severance if he voluntarily terminates his employment without "Good Reason" (as defined in Section 1.6 of the Employment Agreement) during the 30-day period following the first anniversary of a Change in Control. Instead, Mr. Grebe will only be entitled to severance following a Change in Control if his employment is subsequently terminated by the Company without cause or by Mr. Grebe for Good Reason.

The Amendment was entered into by the Company and Mr. Grebe to make certain changes believed to be in the best interests of the Company's shareholders.

Item 9.01.    Financial Statements and Exhibits

Third Amendment to Employment Agreement, dated March 31, 2011, by and between Interline Brands, Inc. and Michael J. Grebe.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interline Brands, Inc.

Date: March 31, 2011	By:	/s/ Michael Agliata
Michael Agliata
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Third Amendment to Employment Agreement of Michael J. Grebe.